Exhibit 99.1

Rica Foods, Inc.

Announces its Results of Operations

for the First Fiscal Quarter

Miami, FL. February 27, 2004. Rica Foods, Inc. (AMEX: RCF—News; “The Company”) announced its results of operations for the first fiscal quarter of the fiscal year ending September 30, 2004.

The Company’s business primarily involves the production and marketing of poultry products and animal feed and the operation of quick service fried chicken restaurants. The Company’s two wholly-owned subsidiaries, As de Oros, S.A. and Pipasa, S.A., through which the Company’s operations are principally conducted, distribute these products throughout Costa Rica and export mostly within Central America.

For the first quarter of the fiscal year ending September 30, 2004, the Company generated a net income applicable to common stockholders of $163,245 ($0.01 basic earnings per share), compared to a net income applicable to common stockholders of $1,055,537 ($0.08 basic earnings per share) for the first quarter of the fiscal year ended September 30, 2003.

For the first quarter of the fiscal year ending September 30, 2004, net sales decreased by 5.15%, when compared to first fiscal quarter of the fiscal year ended September 30, 2003, mainly attributable to decreases in the sales of the broiler, animal feed and by-products segment, which was partially offset by an increase in sales in the export segment.

Cost of sales decreased by 0.89% primarily due the decrease in sales of the broiler, animal feed and by-products segment. However cost of sales was a greater percentage of sales for the quarter ended December 31, 2003 (70%) as compared to the quarter ended December 31, 2002 (67%) primarily due to increases in the costs of imported raw material, such as corn and soybean meal.

The Company uses segment profit margin information to analyze segment performance, which is defined as the ratio between the income or loss from operations associated with a segment and the net sales associated with the subject segment. Management operates and organizes the financial information according to the types of products offered to its customers. The Company operates in seven business segments.

Broiler sales decreased by 7.9% for the fiscal quarter ended December 31, 2003 when compared with the fiscal quarter ended December 31, 2002, primarily due to a decrease in volume of 5.0%. The Company believes that the decrease in volume is mainly due to an increase in domestic competition. The profit margin for this segment decreased from 24.6% to 16.3%, primarily due to an increase in the cost of imported raw material.

Animal feed sales decreased by 6.3% for the fiscal quarter ended December 31, 2003 when compared with the fiscal quarter ended December 31, 2002, mainly due to a decrease in volume of 9.0%. The Company believes the decrease in volume is mainly attributable to a decrease in the sales of pig feed. The decrease has been partially offset by an increase in the sales of pet food brands, mainly due to the addition of new distribution channels. The profit margin for animal feed increased from 10.5% to 12.5%, primarily as a result of variations in the sales mix to more profitable products, which has been partially offset by an increase in the costs of imported raw material.

By-products sales decreased by 21.0% for the fiscal quarter ended December 31, 2003 when compared with the fiscal quarter ended December 31, 2002, mainly due to a decrease in volume of 26.1%. The Company believes the decrease in volume is primarily attributable to an increase in domestic competition and the loss by the Company of some of its by-products customers. The profit margin for by-products increased from 17.0% to 19.6%, mainly due to an increase in sales prices, partially offset by the increase in costs of imported raw material.

Export sales increased by 20.0% for the fiscal quarter ended December 31, 2003 when compared with the fiscal quarter ended December 31, 2002, mainly due to an increase in the number of fertile egg and pet food customers in Central America. In addition, in November 2003, the government of Honduras lifted its restriction on the import of poultry-related products which had been in place since March 2002 and the Company has once again initiated exporting poultry-related products to Honduras. Profit margin increased from 15.5% to 20.1%, mainly due to a variation in the product mix to more profitable products.

Quick service sales did not vary significantly for the fiscal quarter ended December 31, 2003 when compared with the fiscal quarter ended December 31, 2002. This segment’s profit margin increased from 8.1% to 14.0%, mainly as a result of an increase in the sales price for quick-service products.

Sales for the other products segment increased by 28.7% for the fiscal quarter ended December 31, 2003 when compared with the fiscal quarter ended December 31, 2002, mainly due to an increase in the sale of commercial eggs. This segment’s profit margin decreased 15.3% to 12.6%, mainly due to an increase in the costs of raw material.

Operating expenses decreased by 5.0% for the three months ended December 31, 2003 when compared to the three months ended December 31, 2002.

For the three months ended December 31, 2003, selling expenses decreased by $403,512, or 7.98% when compared to the three months ended December 31, 2002. This decrease in selling expenses is mainly due to a reduction in the Company’s vehicle leasing expenditures as a result of the Company’s purchase of distribution trucks and a decrease in expenditures related to the renting of frozen storage containers as a result of a decrease in the Company’s broiler inventory levels. For the three months ended December 31, 2003, general and administrative expenses did not vary significantly, decreasing by $13,187 or 0.4%, when compared to the three months ended December 31, 2002. Operating expenses represented 23.96% and 23.91% of net sales for the three months ended December 31, 2003 and 2002, respectively.

Other expenses increased by 8.8% for the three months ended December 31, 2003, when compared to the three months ended December 31, 2002, primarily as a result of an increase in interest expense and foreign exchange loss mainly attributable to an increase in the Company’s average indebtedness.

The Company’s provision for income tax expense was $97,273 for the three months ended December 31, 2003, compared to $504,161 for the three months ended December 31, 2002. The decrease is mainly due to a decrease in taxable income. Effective rates for fiscal years 2003 and 2002 were 31.2% and 32.0%, respectively.

“We remain optimistic and are very pleased with the progress we have made to date.” said Gina Sequeira, the Company’s Chief Financial Officer.

The Company is seeking to address its anticipated short-term funding requirements by various means including, but not limited to, entering into negotiations with certain of its lenders to extend the maturity date on the short-term indebtedness owed to such lenders and seeking to secure long-term financing through the private or public issuance of debt instruments. Although the Company has entered into discussions with certain of its lenders and a number of potential capital sources, there can be no assurances that the Company will be successful in its efforts to secure long-term financing on terms acceptable to the Company. The Company’s ability to maintain sufficient liquidity to meet its short-term cash needs is highly dependent on achieving these initiatives. There is no assurances that these initiatives will be successful and failure to successfully complete these initiatives could have a material adverse effect on the Company’s liquidity and operations, and could require the Company to consider alternative measures, including, but not limited to, the deferral of planned capital expenditures and the further reduction of discretionary spending.

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2003	September 30, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,349,771	$3,343,255
Short-term investments	—	2,469,301
Notes and accounts receivable	14,517,699	17,760,056
Due from related parties	—	1,415,821
Inventories	14,693,283	14,132,819
Deferred income taxes	290,600	255,064
Prepaid expenses	503,280	742,984

Total current assets	40,354,633	40,119,300

Property, plant and equipment	36,712,242	36,782,594
Long-term receivables-trade	310,212	627,831
Long-term investments	3,596,345	3,784,470
Other assets	7,445,565	7,782,744
Goodwill	1,518,214	1,555,828

Total assets	$89,937,211	$90,652,767

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,546,825	$17,195,317
Accrued expenses	2,817,950	3,320,497
Notes payable	34,605,354	36,547,238
Current portion of long-term debt	5,339,279	3,978,580
Due to stockholders	7,913	51,872

Total current liabilities	54,317,321	61,093,504
Long-term debt, net of current portion	7,545,401	6,727,905
Deferred income tax liability	2,097,402	2,101,856

Total liabilities	63,960,124	69,923,265

Minority interest	1,336,445	1,336,445
Stockholders’ equity:
Common stock	12,865	12,865
Preferred stock	2,216,072	2,216,072
Additional paid-in capital	25,800,940	25,800,940
Accumulated other comprehensive loss	(15,992,890)	(15,586,903)
Retained earnings	12,887,049	12,723,806

	24,924,036	25,166,780
Less:
Due from stockholders	—	(5,490,329)
Treasury stock, at cost	(283,394)	(283,394)

Total stockholders’ equity	24,640,642	19,393,057

Total liabilities and stockholders’ equity	$89,937,211	$90,652,767

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three months ended December 31,
	2003	2002
Sales	$33,347,710	$35,158,870
Cost of sales	23,488,163	23,698,847

Gross profit	9,859,547	11,460,023
Operating expenses:
Selling	4,653,820	5,057,332
General and administrative	3,337,211	3,350,398

Total operating expenses	7,991,031	8,407,730
Income from operations	1,868,516	3,052,293
Other expenses (income):
Interest expense	1,204,601	1,153,303
Interest income	(441,648)	(421,522)
Foreign exchange loss, net	848,880	814,318
Miscellaneous, net	(46,968)	(107,894)

Other expenses, net	1,564,865	1,438,205
Income before income taxes and minority interest	303,651	1,614,088
Provision for income tax expense	97,273	504,161

Income before minority interest	206,378	1,109,927
Minority interest	15,290	18,138

Net income	191,088	1,091,789
Preferred stock dividends	27,843	36,252

Net income applicable to common stockholders	$163,245	$1,055,537

Basic earnings per share	$0.01	$0.08

Diluted earnings per share	$0.01	$0.08

Basic weighted average number of common shares outstanding	12,811,469	12,811,469

Diluted weighted average number of common shares outstanding	12,811,469	12,811,469

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the three months ended December 31, 2003 and 2002

(Unaudited)

	2003	2002
Cash flows from operating activities:
Net income	$191,088	$1,091,789
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	1,036,193	1,193,273
Production poultry	924,747	866,705
Allowance for inventory obsolescence	40,831	9,769
Derivative unrealized loss (gain)	187,887	(161,638)
Loss (gain) on sale of productive assets	34,335	(7,918)
Deferred income tax	(46,154)	84,114
Provision for doubtful receivables	71,923	27,649
Amortization of deferred debt costs	29,687	50,194
Minority interest	15,290	18,138
Changes in operating assets and liabilities:
Notes and accounts receivable	3,186,477	(2,394,725)
Inventories	(1,525,548)	487,217
Prepaid expenses	239,704	16,113
Accounts payable	(5,648,491)	2,119,374
Accrued expenses	(502,547)	(643,053)
Long-term receivables-trade	306,141	157,410

Net cash provided (used) by operating activities	(1,458,437)	2,914,411
Cash flows from investing activities:
Short-term investments	2,469,301	(1,177)
Long-term investments	98,928	(18,675)
Additions to property, plant and equipment	(1,614,900)	(682,453)
Proceeds from sales of productive assets	58,004	31,021
Change in other assets	16,065	(1,139,559)

Net cash provided (used) in investing activities	1,027,398	(1,810,843)
Cash flows from financing activities:
Preferred stock cash dividends	(43,133)	(54,390)
Short-term financing:
New loans	11,950,879	6,107,133
Payments	(14,200,760)	(3,478,828)

(Continued on next page)

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the three months ended December 31, 2003 and 2002

(Unaudited)

(Continued)

	2003	2002
Long-term financing:
New loans	2,560,416	—
Payments	(236,393)	(1,193,082)
Due from stockholders and related party	6,862,191	67,274

Net cash provided by financing activities	6,893,200	1,448,107

Effect of exchange rate changes on cash and cash equivalents	544,355	361,039
Increase in cash and cash equivalents	7,006,516	2,912,714
Cash and cash equivalents at beginning of period	3,343,255	2,728,293

Cash and cash equivalents at end of period	$10,349,771	$5,641,007

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest	$1,201,147	$796,254

Income taxes	$—	$341,755

Supplemental Schedule of non-cash activities:
Benefits to Chief Executive Officer	$70,673	$67,274

The Company’s operations are largely conducted through its 100% owned subsidiaries, Corporacion Pipasa, S.A. and subsidiaries (“Pipasa”) and Corporacion As de Oros, S.A. and subsidiaries (“As de Oros”). The Company’s subsidiaries’ primary business is derived from the production and sale of broiler chickens, processed chicken, beef and pork by-products, commercial eggs, and premixed feed and concentrate for livestock and domestic animals. The Company’s subsidiaries own 97 urban and rural outlets throughout Costa Rica, three modern processing plants and four animal feed plants. As de Oros also owns and operates two chains of 28 quick service restaurants in Costa Rica called Restaurantes As de Oros and Kokoroko. Pipasa and As de Oros export its products to all countries in Central America, Colombia, Dominican Republic and Hong Kong.

This press release contains ``forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company’s results, reference is made to the Company’s registration statements, reports, or other documents filed with the Securities and Exchange Commission.

For more information contact Rica Foods at (305) 858-9480, or e-mail to mmarenco@ricafoods.com.

SOURCE: Rica Foods, Inc.